SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Liberty Property Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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      No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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      Check box if any part of the fee is offset as provided by Exchange Act Rule
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          previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LIBERTY PROPERTY TRUST

65 Valley Stream Parkway
Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 29, 2003

      The 2003 ANNUAL MEETING of the shareholders of Liberty Property Trust, a Maryland real estate investment trust (the “Trust”), will be held at The Westin Philadelphia, 99 South 17th Street, Philadelphia, PA 19103, on Thursday, May 29, 2003 at 11:00 am, local time, for the following purposes:

1.	To elect three Class III trustees to hold office until the Annual Meeting of Shareholders to be held in 2006 and until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting.

      The Board of Trustees has fixed the close of business on March 24, 2003 as the record date for the meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

      The accompanying form of proxy is solicited by the Board of Trustees of the Trust. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

By Order of the Board of Trustees,

James J. Bowes
Secretary

Malvern, Pennsylvania

April 21, 2003

Please Complete and Return Your Signed Proxy Card

     Please complete and promptly return your proxy in the envelope provided. Doing so will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF TRUSTEES AND CONTINUING TRUSTEES
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
SHARE PRICE PERFORMANCE GRAPH
PROPOSALS OF SECURITY HOLDERS
SOLICITATION OF PROXIES
ANNUAL REPORT ON FORM 10-K
APPENDIX 1
APPENDIX 2
APPENDIX 3
APPENDIX 4
Appendix A
DEF 14A DEFINITIVE PROXY STATEMENT

LIBERTY PROPERTY TRUST

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 29, 2003

GENERAL INFORMATION

      This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of Liberty Property Trust, a Maryland real estate investment trust (the “Trust”), for use at the Trust’s 2003 Annual Meeting of Shareholders (the “Meeting”) to be held at The Westin Philadelphia, 99 South 17th Street, Philadelphia, PA 19103 on Thursday, May 29, 2003 at 11:00 am, local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to shareholders of the Trust on or about April 21, 2003. Only shareholders of record at the close of business on March 24, 2003 (the “Record Date”) shall be entitled to notice of and to vote at the Meeting.

      If the enclosed proxy is properly executed and received by the Trust prior to voting at the Meeting, the common shares of beneficial interest, $0.001 par value per share, of the Trust (the “common shares”) represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the common shares represented by the enclosed proxy will be voted FOR the nominees of the Board of Trustees in the election of trustees. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Trust in writing prior to the time of the Meeting, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

      On the Record Date, the Trust had 77,148,197 common shares outstanding and entitled to vote at the Meeting. There must be present at the Meeting in person or by proxy shareholders entitled to cast a majority of all the votes entitled to be cast to constitute a quorum for the Meeting. Common shares represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. Thus, abstentions and broker “non-votes” are deemed to be present at the Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Meeting. Abstentions and broker “non-votes” are not included in the tabulation of voting results on any matter, and thus do not have the effect of votes in opposition as to any proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Each holder of common shares is entitled to one vote per share held of record by such holder on the Record Date. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a trustee. There is no cumulative voting in the election of trustees. A majority of the votes cast at the Meeting shall be sufficient to approve any other matter that may properly come before the Meeting, unless more than a majority of the votes cast is required by statute or by the Amended and Restated Declaration of Trust of the Trust (the “Declaration of Trust”).

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of March 14, 2003 (except as indicated below), regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of common shares by each trustee, each nominee for election as trustee, each executive officer listed in the Summary Compensation Table appearing on page nine, all trustees and executive officers as a group, and each person who is known to the Trust to be the beneficial owner of more than five percent of the outstanding common shares. Each person named in the table below has sole voting and investment power with respect to the common shares listed opposite such person’s name, except as otherwise noted.

	Number of Shares	Percent
Beneficial Owners	Beneficially Owned	of Class

Willard G. Rouse III	1,402,632(1)	1.8%
William P. Hankowsky	48,714(2)	*
Robert E. Fenza	582,892(3)	*
George J. Alburger, Jr.	490,122(4)	*
James J. Bowes	209,596(5)	*
Frederick F. Buchholz	36,276(6)	*
Thomas C. DeLoach, Jr.	13,266(7)	*
Joseph P. Denny	851,219(8)	1.1%
Daniel P. Garton	365	*
J. Anthony Hayden	89,276(9)	*
M. Leanne Lachman	36,276(10)	*
David L. Lingerfelt	60,937(11)	*
John A. Miller	32,411(12)	*
Stephen B. Siegel	30,276(13)	*
New York State Teacher’s Retirement System	4,419,520(14)	5.7%
Cohen & Steers Capital Management, Inc.	4,979,015(15)	6.5%
All trustees and executive officers as a group (14 persons)	3,033,039(16)	4.8%

*	Represents less than one percent of class.

(1)	Includes 482,617 common shares subject to options exercisable within 60 days after March 14, 2003 and 457,665 common shares issuable upon exchange of units of limited partnership interest (“Units”) of Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership” and together with the Trust, the “Company”) which, as of December 31, 2002, was 95.4% owned by the Trust.

(2)	Includes 45,072 common shares subject to options exercisable within 60 days after March 14, 2003.

(3)	Includes 369,915 common shares subject to options exercisable within 60 days after March 14, 2003 and 195,043 common shares issuable upon exchange of Units. Also includes 700 common shares, held by Mr. Fenza as custodian for children, or owned directly by such children, as to which Mr. Fenza disclaims beneficial ownership.

(4)	Includes 449,401 common shares subject to options exercisable within 60 days after March 14, 2003.

(5)	Includes 201,404 common shares subject to options exercisable within 60 days after March 14, 2003.

(6)	Includes 18,500 common shares subject to options exercisable within 60 days after March 14, 2003.

(7)	Includes 3,500 common shares subject to options exercisable within 60 days after March 14, 2003.

(8)	Includes 579,152 common shares subject to options exercisable within 60 days after March 14, 2003 and 260,250 common shares issuable upon exchange of Units.

(9)	Includes 28,500 common shares subject to options exercisable within 60 days after March 14, 2003.

(10)	Includes 13,500 common shares subject to options exercisable within 60 days after March 14, 2003.

(11)	Includes 28,500 common shares subject to options exercisable within 60 days after March 14, 2003, and 30,674 common shares issuable upon exchange of Units. Also includes 987 common shares held by trusts for the benefit of Mr. Lingerfelt’s children, as to which Mr. Lingerfelt disclaims beneficial ownership.

(12)	Includes 22,000 common shares subject to options exercisable within 60 days after March 14, 2003.

(13)	Includes 23,500 common shares subject to options exercisable within 60 days after March 14, 2003.

(14)	As of December 31, 2002, the New York State Teacher’s Retirement System (“NYSTRS”) had sole dispositive power and sole voting power over 4,419,520 common shares. This information is based on data provided by NYSTRS. NYSTRS’s address is 10 Corporate Woods Drive, Albany, NY 12211.

(15)	As of December 31, 2002, Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) had sole dispositive power and sole voting power over 4,979,015 and 4,627,815 common shares, respectively. This information is based solely on a review of a Schedule 13G filed by Cohen & Steers with the Securities and Exchange Commission (the “Commission”). Cohen & Steers’ address is 757 Third Avenue, New York, NY 10017.

(16)	Includes 2,265,561 common shares subject to options exercisable within 60 days after March 14, 2003 and 943,632 common shares issuable upon exchange of Units.

ELECTION OF TRUSTEES AND CONTINUING TRUSTEES

      In accordance with the Declaration of Trust and By-laws, the Board of Trustees has fixed the total number of trustees at 10. The Board is divided into three classes serving staggered three-year terms, the term of one class of trustees to expire in each successive year. Three Class III trustees will be elected at the Meeting to serve until the Annual Meeting of Shareholders to be held in 2006 and until their successors are duly elected and qualified. Except for Mr. Hankowsky, both of the nominees for election as trustee currently serve as trustees of the Trust. Joseph P. Denny, who previously served as a Class III trustee, will not stand for election at the Meeting.

      A proxy signed in the enclosed form will be voted FOR the election of the nominees named below, unless a contrary instruction is given.

      Management believes that all of its nominees are willing and able to serve the Trust as trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

      The following is a brief description of the nominees for election as trustee and of the other continuing trustees of Trust.

Nominations for Election as Class III Trustees with Terms to Expire in 2006

      William P. Hankowsky, age 52, has been nominated by the Board of Trustees, on the recommendation of the Trust’s Corporate Governance and Nominating Committee, for election as a trustee at the Meeting. Mr. Hankowsky joined the Trust on January 1, 2001 as Executive Vice President and Chief Investment Officer and was promoted to the position of President on March 12, 2002. Mr. Hankowsky became the Chief Executive Officer of the Trust on January 21, 2003. Prior to joining the Trust, Mr. Hankowsky served as President of the Philadelphia Industrial Development Corporation (“PIDC”) from 1989 through 2000. As the chief executive officer of PIDC, he oversaw the City of Philadelphia’s economic development agency. Prior to that time, Mr. Hankowsky served as an executive with a variety of economic development projects and agencies. Mr. Hankowsky serves on the boards of a variety of not-for-profit entities including the Kimmel Center for the Performing Arts, North Philadelphia Health Systems, and the Philadelphia Convention and Visitors Bureau.

      David L. Lingerfelt, age 50, has served as a trustee of the Trust since May 1995. Mr. Lingerfelt is Director of the Reverse Exchange Division of LandAmerica Exchange Company and Vice President and Commercial Counsel of the LandAmerica family of title insurance companies. Prior to joining LandAmerica, Mr. Lingerfelt was an attorney in private practice specializing in commercial transactions. Mr. Lingerfelt has previously served as Director of Property Administration and Counsel for Best Products Co., Inc., and was a partner in the Virginia law firm of Coates & Davenport.

      John A. Miller, age 75, has served as a trustee of the Trust since May 1995. Mr. Miller retired in July 1997 from the Board of Directors of the Provident Mutual Life Insurance Company of Philadelphia after serving as Director and Chairman of the Executive Committee. Mr. Miller served Provident Mutual in many capacities over his 25 years there, including as its President, Chief Operating Officer, Chief Executive Officer and Chairman of the Board. He has been a member of various Boards of Directors, including those of BetzDearborn, Bryn Mawr Hospital, Guarantee Reassurance Corp., CoreStates Financial Corp. and CoreStates Bank N.A.

Recommendation and Required Vote

      The Board of Trustees recommends a vote FOR the election of each nominee. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a trustee.

Continuing Class I Trustees with Terms to Expire in 2004

      Willard G. Rouse III, age 60, has served as Chairman of the Board of Trustees of the Trust since its inception. Mr. Rouse served as Chief Executive Officer of the Trust from its inception until January 21, 2003. Mr. Rouse had been a General Partner of Rouse & Associates, the Trust’s predecessor, since its inception. Mr. Rouse has served as Chairman of each of the Pennsylvania Convention Center Authority, the Foundation for Architecture, the Philadelphia Children’s Network and We the People 2000, as President of the Fellowship Commission and as a trustee of the Urban Land Institute. Mr. Rouse is a member of the Board of the Enterprise Foundation and the Kimmel Center for the Performing Arts, for which he recently served as Chairman.

      M. Leanne Lachman, age 60, has served as a trustee of the Trust since June 1994. Ms. Lachman is a Principal of Lend Lease Real Estate Investments. Ms. Lachman has specialized in real estate investment management for institutions since 1987. Prior to her employment with Lend Lease, Ms. Lachman served as a Managing Director for Boston Financial and Schroder Real Estate Associates. Ms. Lachman is a director of Lincoln National Corporation and is an Executive-in-Residence at Columbia Business School.

      J. Anthony Hayden, age 59, has served as a trustee of the Trust since June 1994. Mr. Hayden is the Chairman and Chief Executive Officer of Beacon Commercial Real Estate. The company was formed as Hayden Real Estate in 1996. Prior to forming Hayden Real Estate, Mr. Hayden spent more than 21 years at Cushman & Wakefield where he was a member of the Board of Directors. When he resigned as Executive Vice President in 1996 he was responsible for 10 offices in the Mid-Atlantic/ Mid-West region. Mr. Hayden is a member of the Society of Industrial & Office Realtors, serving in 1982 as President of the Philadelphia Chapter. He is also a member of the Philadelphia Board of Realtors and was President in 1985. In the past he has served on the boards of Pierce Leahy Corporation, Founders Bank and TeleSpectrum Worldwide. Mr. Hayden currently serves on the boards of a variety of not-for-profit entities, including LaSalle University.

Continuing Class II Trustees with Terms to Expire in 2005

      Frederick F. Buchholz, age 57, has served as a trustee of the Trust since June 1994. Mr. Buchholz was with Lend Lease Real Estate Investments or its predecessors from 1968, until retiring in June 1998. Since his retirement, Mr. Buchholz has served as an independent real estate consultant. He was appointed a Senior Vice President of Equitable Real Estate in December 1990 and Executive Vice President in 1992. At various times, Mr. Buchholz was also the officer in charge of Equitable Real Estate’s New York and Washington, D.C. regional offices. Prior to his retirement, Mr. Buchholz was the officer in charge of the Lend Lease Philadelphia region, supervising new business, asset management and restructuring/workout activities on behalf of a total mortgage and equity portfolio exceeding $2.5 billion. Mr. Buchholz is a member of the Appraisal Institute and is a member of the Investment Review Committee of the Delaware Valley Real Estate Investment Fund, L.P.

      Thomas C. DeLoach, Jr., age 55, has served as a trustee of the Trust since May 1999. Mr. DeLoach was an Executive Vice President of Mobil Oil Corporation and the President of Global Midstream, both wholly owned subsidiaries of Mobil Corporation (now Exxon Mobil Corporation), a global energy company, prior to his retirement in March 2000. Mr. DeLoach joined Mobil in 1969 as a chemical engineer and advanced through various positions in manufacturing, marketing, planning and supply. From December 1994 until his election as President of Global Midstream, Mr. DeLoach served as Chief Financial Officer and Senior Vice President of Mobil and Mobil Oil Corporation. From 1991 until his retirement in 2000, Mr. DeLoach served as a director of Mobil Oil Corporation.

      Daniel P. Garton, age 45, has served as a trustee of the Trust since December 2001. Mr. Garton serves as Executive Vice President — Marketing of AMR Corp.’s American Airlines unit. In that position, Mr. Garton oversees American’s activities with respect to reservations, flight service, sales, its travel awards program, advertising and corporate communications. Previously, Mr. Garton served as Senior Vice President and then Executive Vice President of American Airlines — Customer Service beginning September 1998 and served as President of American Eagle Airlines for three years beginning in July 1995. American Eagle is a wholly owned subsidiary of AMR Corp. Mr. Garton joined American in 1984 as an analyst in the finance department and advanced through various positions to the office of Vice President — Financial Planning and Analysis in

1992. Mr. Garton left American in 1993 to become Senior Vice President and Chief Financial Officer of Continental Airlines. He returned to AMR two years later when he assumed the presidency of American Eagle.

      Stephen B. Siegel, age 58, has served as a trustee of the Trust since May 1995. Mr. Siegel is Chairman and Chief Executive Officer of Insignia/ ESG, Inc., one of the premier commercial real estate companies in the United States, with significant international operations in the United Kingdom, Europe, Asia and Latin America. Mr. Siegel is also the President and a director of Insignia Financial Group, the parent company of Insignia/ ESG, Inc. Mr. Siegel became the President and Chief Executive Officer of Insignia/ ESG, Inc.’s predecessor company, Edward S. Gordon Company (“ESG”), in 1992. Prior to joining ESG, Mr. Siegel spent more than 27 years at Cushman & Wakefield, ascending to Chief Executive Officer. Mr. Siegel left Cushman & Wakefield in late 1988 and entered a joint venture with the Chubb Corporation where he worked for several years to develop and acquire investment-grade office buildings throughout the United States. On February 17, 2003, Insignia/ ESG, Inc. announced that it had entered into a definitive merger agreement with CB Richard Ellis. Closing on the merger is anticipated to occur in June 2003. In the merged entity, it is anticipated that Mr. Siegel will hold the position of Chairman of Global Brokerage. Mr. Siegel is also involved in a number of charitable and civic affairs. He is the General Chairman of the Association for the Help of Retarded Children. He is also Chairman of the YMCA’s Capital Campaign. In addition, Mr. Siegel is a board member for both the City Center 55th Street Theater Foundation and the Greater New York Council of the Boy Scouts of America, and he serves as Vice Chairman of the Board of the Benjamin N. Cardozo School of Law.

Additional Executive Officers

      Joseph P. Denny, age 56, has served as a trustee of the Trust from its inception, including as Vice Chairman of the Board of Trustees of the Trust beginning April 1, 2000, and will continue to serve until the Meeting. Mr. Denny is not standing for re-election as a trustee when his term ends at the time of the 2003 Annual Meeting. Mr. Denny will continue with the Company as the Director of Strategic Initiatives. Mr. Denny joined Rouse & Associates in 1979 and served in a number of capacities, including as President. In the various capacities in which he served Rouse & Associates, he was responsible for developing approximately one billion dollars of projects, primarily large urban projects. Mr. Denny is a member of the International Council of the Urban Land Institute, serves on the Advisory Board of the Wharton Business School’s Real Estate Center and is a member of the Board of Trustees of Chestnut Hill College. Mr. Denny served as President and Chief Operating Officer of the Trust from its inception until April 1, 2000.

      Robert E. Fenza, age 46, has served as an Executive Vice President of the Trust since March 1994, with principal responsibility for operations, property management and asset management. Effective April 1, 2000, Mr. Fenza assumed the additional title of Chief Operating Officer of the Trust. Mr. Fenza joined Rouse & Associates in 1984.

      George J. Alburger, Jr., age 55, became Chief Financial Officer and Treasurer of the Trust in May 1995. Effective October 24, 2000, Mr. Alburger assumed the additional title of Executive Vice President. Prior to joining the Trust, Mr. Alburger served as Executive Vice President of EBL&S Property Management, Inc., an owner and manager of approximately 200 shopping centers aggregating 30 million square feet of retail space. Mr. Alburger is a certified public accountant and was formerly a Senior Manager with Price Waterhouse LLP.

      James J. Bowes, age 49, has served as General Counsel and Secretary of the Trust since December 1996. Prior to joining the Trust, Mr. Bowes was a partner in the law firm of Blank Rome.

      Each officer will serve until the first meeting of the Board after the next annual meeting of shareholders or until the officer resigns or is removed from office by the Board.

Committees of the Board of Trustees

      Audit Committee. The Board’s Audit Committee provides assistance to the trustees in fulfilling their responsibility to the shareholders and investment community relating to corporate accounting and the quality and integrity of financial reports of the Trust. The Board’s Audit Committee currently consists of four independent trustees, as independence is defined by the applicable rules of the New York Stock Exchange. The members of the Audit Committee are Messrs. DeLoach (Chair), Garton and Miller and Ms. Lachman. The Audit Committee met four times during the last fiscal year. See “Report of the Audit Committee.”

      Compensation Committee. The Board’s Compensation Committee is empowered to determine compensation for the Trust’s executive officers and to administer the Trust’s Share Incentive Plan. Members of the Compensation Committee are Messrs. Siegel (Chair), Buchholz and DeLoach and Ms. Lachman. The Compensation Committee met three times during the last fiscal year. See “Report of the Compensation Committee on Executive Compensation.”

      Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee meets to address matters regarding corporate governance and makes recommendations to the Board regarding nominees for positions on the Board. The Corporate Governance and Nominating Committee will consider candidates for trustee proposed by shareholders in accordance with the following procedure. Such nominations should be sent to the attention of the Trust’s Secretary at its principal executive office, describe the candidate’s qualifications and be accompanied by the candidate’s written statement of willingness and affirmative desire to serve representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Trust’s By-laws. The members of the Board’s Corporate Governance and Nominating Committee are Messrs. Lingerfelt (Chair), Buchholz, Hayden and Miller. The Corporate Governance and Nominating Committee met two times during the last fiscal year. See “Report of the Corporate Governance and Nominating Committee.”

Trustees’ Attendance at Meetings

      The Board of Trustees held eight meetings during the last fiscal year, including four teleconference meetings. Each trustee of the Trust attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served during the time such trustee served.

Trustees’ Compensation

      In 2002, each trustee who was not also an officer and full-time employee of the Trust received an annual trustee fee in the amount of $22,000. The annual fee was payable 50% in common shares of the Trust and 50% in quarterly cash payments. Additionally, trustees received a fee of $1,000 for each Board meeting that such trustee attended; however, trustees received a fee of $500 for teleconference Board meetings if such meetings addressed only routine matters. Trustees received a fee of $500 for each committee meeting they attended. The chairs of board committees received an additional annual fee of $4,000. Additionally, all trustees are reimbursed for travel and lodging expenses associated with attending Board and committee meetings. Trustees who are officers and full-time employees of the Trust received no separate compensation for service as a trustee or committee member. Pursuant to the Trust’s Share Incentive Plan, each non-employee trustee receives an annual grant of a 10-year option to purchase 5,000 common shares, exercisable at a price equal to the fair market value of the common shares on June 24th of each year. Such options vest over a three-year period beginning with the date of grant as follows: 20% after the first year; 50% after two years; and 100% after three years.

      Due to the increased demands being placed on trustees in connection with various laws and regulations regarding corporate governance, the Corporate Governance and Nominating Committee has determined to increase the fees to be paid to non-employee trustees. In making this determination, the Corporate Governance and Nominating Committee engaged an independent compensation and benefits consultant to advise the committee regarding the matter of trustee compensation.

      For 2003, the annual trustee fee will be increased to $29,000, payable 50% in common shares and 50% in quarterly cash payments. Trustees will receive a fee of $1,500 for each Board meeting that such trustee attends, provided that trustees will receive a fee of $500 for teleconference Board meetings if such meetings address only routine matters. Additionally, in response to the increased amount of work being undertaken by trustees at the committee level, trustees will receive an annual fee of $1,000 for each committee on which they serve and will receive a fee of $1,000 for each committee meeting they attend. Committee chair fees have been increased. The Chair of the Audit Committee will receive an annual fee of $10,000. The Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee will each receive an annual fee of $6,000.

      In an effort to facilitate a more complete ongoing dialogue, the Company has scheduled a series of informational calls to supplement the regularly scheduled Board meetings. Trustees will be paid a fee of $500 for participation in the informational calls.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table shows, for the years ended December 31, 2002, 2001 and 2000, the compensation paid or accrued by the Trust and its subsidiaries, including the Operating Partnership, to the Trust’s Chief Executive Officer and to the four other most highly compensated executive officers, determined as of December 31, 2002 (collectively, the “Named Executive Officers”).

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Share	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(1)	Options/SARs	Compensation(3)

Willard G. Rouse III	2002	$456,116	$228,550	—	$773,344	55,097	$1,260
Chairman and Chief	2001	344,641	431,297	—	607,689	330,272	1,245
Executive Officer(4)	2000	332,207	204,500	—	85,200	129,353	1,080
William P. Hankowsky(5)	2002	$297,554	$34,313	—	$613,509	34,909	$1,252
President and Chief	2001	240,000	168,500	—	271,064	150,362	907
Investment Officer
Robert E. Fenza	2002	$266,998	$107,300	—	$389,752	27,768	$1,256
Executive Vice President	2001	251,931	252,437	—	198,088	107,649	1,220
and Chief Operating Officer	2000	242,206	188,500	—	—	87,388	973
George J. Alburger, Jr.	2002	$260,013	$500	—	$484,808	25,649	$1,260
Executive Vice President	2001	231,750	500	—	462,764	100,362	1,128
and Chief Financial Officer	2000	225,000	500	—	216,000	51,674	960
James J. Bowes	2002	$225,000	$90,500	—	$226,248	16,119	$1,077
General Counsel	2001	201,056	201,555	—	153,329	83,333	896
	2000	195,200	152,500	—	—	19,085	768

(1)	A portion of the restricted share award reflects the election by certain Named Executive Officers to receive common shares in lieu of cash for all or part of annual performance bonus compensation. The remainder represents an award of restricted shares as a portion of the long-term incentive compensation to be paid to the Named Executive Officers. Consistent with a policy adopted by the Trust’s Compensation Committee with respect to employee annual performance bonus compensation, Messrs. Hankowsky and Alburger elected to receive common shares in lieu of cash for all or part of their bonus compensation for 2002. By making such election, such persons received shares equal to 120% of the cash value of such bonus or portion thereof (the “Bonus Value”). Each executive received the number of common shares able to be purchased with the dollar amount of the Bonus Value, less applicable withholding, based on the closing price per share of the common shares on February 28, 2003 ($31.22). The dollar amounts of Bonus Values are reflected under the Restricted Share Awards column. Pursuant to these elections, Messrs. Hankowsky and Alburger were awarded 2,055 and 1,712 common shares, respectively. Dividends will be paid on the common shares issued pursuant to such awards, and the restrictions related to such awards will expire on February 28, 2004.

A portion of the long-term incentive compensation for 2002 paid to Named Executive Officers was made by an award of restricted shares. The Compensation Committee awarded restricted shares to Messrs. Rouse, Hankowsky, Fenza, Alburger and Bowes in the amount of 24,771, 15,695, 12,484, 11,531 and 7,247 common shares, respectively. The aggregate dollar values of the grants based on the closing price per share of the common shares on February 28, 2003 were $773,344, $489,984, $389,752, $360,008 and $226,248, respectively. Such shares will vest ratably over a five-year period beginning with the anniversary date of the grant (i.e., 20% will vest on the anniversary date of the grant). Dividends will be paid only on the vested shares. See “Report of the Compensation Committee on Executive Compensation.”

(2)	Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(3)	Consists of amounts paid by the Company to purchase term life insurance policies for the respective Named Executive Officers.

(4)	Mr. Rouse stepped down as Chief Executive Officer on January 21, 2003. He currently serves in the executive capacity of Chairman of the Board.

(5)	Mr. Hankowsky’s employment with the Company commenced on January 1, 2001. As of January 21, 2003, Mr. Hankowsky became the Chief Executive Officer of the Trust.

Share Option Grants, Exercises and Holdings

      The following tables set forth certain information concerning options to purchase common shares that were granted to the Named Executive Officers with respect to the fiscal year ended December 31, 2002, options exercised by the Named Executive Officers during such period and the number and value of options held by such persons as of the end of such period. The Trust does not have any outstanding share appreciation rights.

Options/ SAR Grants For Last Fiscal Year

	Individual Grants				Potential Realizable Value
					at Assumed
	Number of	Percent of Total			Annual Rates of
	Securities	Options/SARs			Share Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(4)
	Options/SARs	Employees for	or Base Price	Expiration
Name	Granted(1)	Fiscal Year	($ per Share)(2)	Date(3)	5%	10%

Willard G. Rouse III	55,097	18.7%	$31.22	2/28/13	$1,081,779	$2,741,442
William P. Hankowsky	34,909	11.8%	31.22	2/28/13	685,406	1,736,955
Robert E. Fenza	27,768	9.4%	31.22	2/28/13	545,199	1,381,642
George J. Alburger, Jr.	25,649	8.7%	31.22	2/28/13	503,595	1,276,208
James J. Bowes	16,119	5.5%	31.22	2/28/13	316,482	802,027

(1)	Represents options granted on February 28, 2003 with respect to the fiscal year ended December 31, 2002. Such options become exercisable up to 20% after the first year, 50% after two years and 100% after three years.

(2)	Exercise price is equal to the fair market value of the common shares on the date of grant.

(3)	The options are subject to early termination in the event of termination of employment for cause or upon voluntary termination.

(4)	Potential realizable value is reported net of option exercise price but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on the options are dependent upon the future performance of the common shares, and the amounts reflected in the table will not necessarily be achieved.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Tables

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/SARs
	Shares		Fiscal Year-End		at Fiscal Year-End(1)
	Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Willard G. Rouse III	146,500	$1,919,883	217,706	648,902	$1,356,754	$2,662,846
William P. Hankowsky	—	—	10,000	175,271	119,400	687,401
Robert E. Fenza	4,571	44,362	244,811	282,685	1,949,966	1,295,259
George J. Alburger, Jr.	—	—	349,807	231,370	3,142,184	1,009,202
James J. Bowes	—	—	133,665	160,068	1,156,210	663,452

(1)	Value is reported net of option exercise price, but before taxes associated with exercise.

Equity Compensation Plan Information

      The following table provides information regarding our compensation plans under which our equity securities are authorized for issuance. The information provided is as of December 31, 2002.

Number of Securities
Remaining Available
for Future Issuance
Under Equity
	Number of Securities	Weighted-Average	Compensation Plans
	to be Issued Upon Exercise	Exercise Price of	(Excluding Securities
	of Outstanding Options,	Outstanding Options,	Reflected in Column 1 of
Plan Category	Warrants and Rights(1)	Warrants and Rights	this table)(1)

Equity Compensation Plans Approved by Security Holders	5,766,387	$25.89	1,691,578
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	5,766,387	$25.89	1,691,578

(1)	Does not reflect restricted shares and options awarded in 2003 with respect to the fiscal year ended December 31, 2002.

Severance Plan

      The Trust has a severance plan for a group of senior officers of the Trust, including Messrs. Rouse, Hankowsky, Fenza, Alburger and Bowes. The severance plan provides that, in the event of (i) the termination of the participant other than “for cause” or (ii) the participant’s voluntary termination of his or her employment for “good reason,” in either case within two years following a “change of control,” the participant would receive the following: (a) an amount equal to a multiple (2.99 for executive officers and 1.99 for the other named senior officers) times the sum of his or her current annual base salary plus the largest annual performance bonus paid to him or her over the previous five years; (b) the pro rata portion, through the date of termination, of unpaid performance bonus for the year in which the termination occurs; (c) immediate vesting of outstanding share options and restricted shares; (d) an amount equal to the Trust’s maximum contribution under the 401(k) plan for a period of three years, including the year in which termination occurs; (e) immediate vesting of contributions previously made by the Trust to the individual’s account under the 401(k) plan; and (f) continuation of employee group benefits coverage for a period of three years after the date of termination. In addition, under the severance plan, if any payments made to a covered person would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the covered person would become entitled to receive a tax reimbursement payment that would put him or her in the same financial position after the application of the excise tax as he or she would have been in if the excise tax did not apply to such amounts.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to Section 16(a) of the Exchange Act, the Trust’s executive officers and trustees, and persons beneficially owning more than 10% of the common shares, are required to file with the Commission reports of their initial ownership and changes in ownership of common shares. The Trust believes that for 2002, its executive officers and trustees who were required to file reports under Section 16(a) complied with such requirements in all material respects except for the late filing of a Form 4 in connection with the redemption of preferred shares by Ms. Lachman.

CERTAIN TRANSACTIONS

      The founding partners of Rouse & Associates also owned all of The Norwood Company (“Norwood”), a construction company that performed much but not all of the construction for Rouse & Associates. In January 1995, the owners of Norwood sold the company to certain of its employees, none of whom is a Trust employee, taking back notes that are non-recourse to the buyers. Mr. Rouse, who was one of Norwood’s founders, and his wife held one of these notes from January 1995 through September 2002. As of January 1, 2002, this note had an aggregate outstanding balance of approximately $770,343. In September 2002, Mr. Rouse and his wife sold the note to another former owner of Norwood, who is not affiliated with the Trust. Amounts paid by the Company to Norwood in 2002 pursuant to construction contracts were $37.4 million.

      The Company provides management services with respect to Rouse Kent Limited, which is owned by a Named Executive Officer and a former senior executive officer of the Company. For the year ended December 31, 2002, the fee for these services was $600,000. The Company also pays a fee to Rouse Kent Limited for management services that it provides for the Company’s properties owned in the United Kingdom. For the year ended December 31, 2002, the fee for these services was $662,000. As of December 31, 2002, the Company also had accounts receivable and three loans receivable from Rouse Kent Limited and affiliates with aggregate balances of $9.0 million and $24.3 million, respectively. The loans, which bear interest at a rate of 12% per annum, mature on February 1, 2005, May 1, 2005 and May 1, 2005. The Company has an option to purchase Rouse Kent Limited for nominal consideration. The Company is in the process of evaluating its option to purchase Rouse Kent Limited.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee includes at least one member who is an “audit committee financial expert” as defined by the Commission.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. The Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. In addition, the Committee has considered the effect of the independent auditors’ provision of non-audit services on the audit and consider such services compatible with the independent auditors’ maintenance of independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission.

      A copy of the Audit Committee Charter is attached to this proxy statement as Appendix 1.

Audit Committee

Thomas C. DeLoach, Jr. (Chair)

Daniel P. Garton
M. Leanne Lachman
John A. Miller

      The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Selection of Ernst & Young as Independent Auditor for 2003; Presence of Ernst & Young at the Meeting

      Ernst & Young has audited the Trust’s financial statements since the Trust’s inception. The Audit Committee has selected Ernst & Young LLP as the Trust’s independent public accountant for the year ending December 31, 2003.

      Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Fees billed to the Trust by Ernst & Young LLP during 2002

      Ernst & Young LLP was the Trust’s independent public accountant for the fiscal year ended December 31, 2002.

      Audit Fees. Audit fees billed to the Trust by Ernst & Young LLP during 2002 for the audit of the Trust’s annual financial statements for such year and the review of those financial statements included in the Trust’s Quarterly Reports on Form 10-Q during such year, and for services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, totaled $378,643.

      Audit-Related Fees. The aggregate fees billed to the Trust by Ernst & Young LLP during 2002 for assurance and related services that were reasonably related to the performance of the audit or review of the Trust’s financial statements and are not reported under the preceding paragraph totaled $40,890.

      Tax Fees. The aggregate fees billed to the Trust by Ernst & Young LLP during 2002 for professional services rendered for tax compliance, tax advice and tax planning totaled $246,776.

      All Other Fees. There were no additional fees billed to the Trust by Ernst & Young LLP during 2002 for products and services, other than services reported in the three preceding paragraphs.

      Additionally, Ernst & Young LLP performed audit and tax services for Rouse Kent Limited on behalf of its owners during 2002, and billed $319,938 for such services.

REPORT OF THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

      The Corporate Governance and Nominating Committee meets to address matters regarding corporate governance and makes recommendations to the Board regarding nominees for positions on the Board.

      In February 2002, the Corporate Governance and Nominating Committee recommended to the Board that it nominate Mr. Hankowsky for election as a Class III trustee.

      The Corporate Governance and Nominating Committee has developed and the Board has adopted the Governance Guidelines attached to this proxy statement as Appendix 2.

      A copy of the Corporate Governance and Nominating Committee charter is attached to this proxy statement as Appendix 3.

Corporate Governance and Nominating Committee

David L. Lingerfelt (Chair)

Frederick F. Buchholz
J. Anthony Hayden
John A. Miller

      The Report of the Corporate Governance and Nominating Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Trust’s executive compensation program is administered by the Compensation Committee of the Board of Trustees, which is composed of independent members of the Board. The Compensation Committee’s responsibilities include the following: reviewing the performance of the Trust’s executive officers, fixing the base compensation of executive officers, awarding appropriate bonuses and making long-term incentive compensation awards, including grants of shares and options.

      The Compensation Committee generally makes its final compensation determinations for each fiscal year after the end of that fiscal year including determining cash bonuses and long-term incentive awards, if any, for the past year’s performance. Also at that time, the Compensation Committee sets base salaries for the following fiscal year. Accordingly, the Compensation Committee met on several occasions to evaluate compensation issues and to determine incentive compensation awards for the Named Executive Officers for 2002, and to fix the base salaries for such officers for 2003.

      In making its determinations, the Compensation Committee considers competitive performance and recommendations from management, along with other factors, including independently prepared industry compensation information. For 2002, the Compensation Committee engaged an independent compensation and benefits consultant to advise the Compensation Committee regarding executive officer compensation matters, such as base salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee considered the consultant’s analysis and recommendation in determining base salaries and incentive compensation.

      Executive Officer Compensation Policies. In establishing the compensation of the Trust’s executive officers, the Compensation Committee has the following objectives: (a) to support the achievement by the Trust of desired performance, (b) to relate a significant portion of an executive officer’s compensation to the Trust’s actual performance, including long-term performance, (c) to reward individual performance and

(d) to provide compensation and benefits that will attract, motivate and retain superior talent. The Compensation Committee believes that, in order to achieve these objectives, a significant portion of an executive officer’s total compensation should consist of variable, performance-based components. To this end, the executive compensation program utilizes long-term incentives consisting of equity-based compensation and annual incentives through cash bonuses. These incentives are intended to achieve a further goal of the Committee, which is to align the interests of executive officers with those of the Trust’s shareholders by linking a portion of executive compensation directly to increases in shareholder value.

      The Trust seeks to provide total compensation to its executive officers which is competitive with the total compensation for executive officers paid by Real Estate Investment Trusts similar to the Trust (the “peer group”). The peer group was chosen by the Compensation Committee in consultation with the independent compensation and benefits consultant. The Compensation Committee believes that a peer group comparison enables the Trust to determine a fair level of compensation for executive officers, while assuring shareholders that executive pay levels are reasonable. The same peer group is used for compensation and performance comparisons.

      In addition to the components noted above, the compensation program may also include various benefits, such as health insurance plans and pension, profit sharing and retirement plans in which substantially all of the Trust’s employees participate. At the present time, the only plans in effect are health, dental, life and disability insurance plans, a 401(k) plan, a flexible spending insurance program, an employee stock purchase plan and the severance plan for certain senior officers of the Trust described under “Severance Plan.”

      Base Salary. Base salaries are set by the Compensation Committee and are designed to be competitive with the salaries paid by peer group members. Changes in individual base salaries are based in part on the review of the report prepared by the independent compensation and benefits consultant, which included a review of peer group practices, as well as the individual’s responsibility, experience and performance and increases in cost of living indices. The weight given such factors by the Compensation Committee may vary from individual to individual. Base salaries are reviewed for adjustment annually.

      Annual Incentive Compensation. The Named Executive Officers participate in a bonus program whereby they are eligible for cash bonuses if certain performance objectives, established by the Compensation Committee, are achieved. The annual cash bonus for the Named Executive Officers is based upon the growth of Funds from Operations of the Trust per common share measured relative to the corresponding performance of the peer group. The annual cash bonus is subject to adjustment by the Compensation Committee in its discretion.

      Consistent with a policy adopted by the Compensation Committee for all employees, an executive officer has the option of taking common shares in lieu of a cash bonus at the rate of shares equal to 120% of the cash value of the bonus or the portion thereof for which common shares are substituted. The Company believes that this inducement encourages share ownership and further aligns employee and shareholder interest. Dividends will be paid on common shares issued pursuant to such awards for 2003 and the restrictions related to such awards will expire on February 28, 2004.

      Long-Term Incentive Compensation. After consultation with the independent compensation and benefits consultant, consideration of independent compensation data and the objectives of the compensation policy, the Compensation Committee has instituted a long-term incentive compensation program that is linked directly to total shareholder return. It is intended that long-term incentive compensation awards made to executive officers will be derived from the Company’s total return measured against a peer group determined by the Compensation Committee, with the amount of the award varying with relative performance. The long-term incentive compensation program is subject to adjustment by the Compensation Committee in its discretion.

      Long-term incentive compensation for the Named Executive Officers is provided through the grant of share options and/or restricted share awards. The long-term incentive compensation awarded to the Named Executive Officers for 2002 was based in part on the review of the report prepared by the independent compensation and benefits consultant, which included a review of peer group practices, including a review of competitive equity compensation for employees of peer group members, as well as the Trust’s performance with respect to total shareholder return versus the peer group. The long-term incentive compensation awards are subject to adjustment by the Compensation Committee in its discretion. The grant of share options and restricted share awards, if any, are made under the Trust’s Amended and Restated Share Incentive Plan, which is administered by the Compensation Committee.

      In making long-term incentive compensation awards with respect to 2002, the Compensation Committee placed greater emphasis on restricted shares and less emphasis on options as compared to past awards of long-term incentive compensation. This shift in emphasis occurred after considerable study and with guidance from the Compensation Committee’s independent compensation and benefits consultant. In part, this change is a reflection of the Trust’s determination to begin in 2003 to record options as an expense at the time of issuance. Additionally, greater reliance on restricted shares reduces the potential dilutive impact from option grants. This change is intended to provide appropriate long-term incentive to Named Executive Officers that is competitive and consistent with the interests of shareholders.

      The Compensation Committee believes that the grant of restricted share awards provides a long-term incentive to the grantees to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return. The restricted share awards made with respect to 2002 vest ratably over a five-year period beginning with the first anniversary date of the grant (i.e., 20% will vest on each of the first five anniversary dates of the grant).

      The exercise price of options granted with respect to 2002 is the market price of the common shares at the time of grant and, therefore, the options will have value only if the Trust’s share price increases over the exercise price after the option is granted. The Compensation Committee also believes that the grant of share options provides a long-term incentive to the grantees to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return. The options granted with respect to 2002 vest over a three-year period beginning with the date of the grant as follows: 20% after the first year, 50% after two years and 100% after three years.

      The terms of options and restricted share awards, including vesting, exercisability and term, are determined by the Compensation Committee, subject to requirements imposed by the Amended and Restated Share Incentive Plan.

      For information regarding recent options and restricted share awards granted to Named Executive Officers, reference is made to the tables set forth under “Compensation of Executive Officers.”

      Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance based compensation in excess of $1.0 million paid to certain executive officers. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing executives appropriate awards for their performance. The Company’s long-term plans have been designed to comply with the performance-based requirements of Section 162(m).

      Chief Executive Officer Compensation. The base salary, annual incentive compensation and long-term incentive compensation awarded to the Trust’s Chief Executive Officer during 2002, Mr. Rouse, were determined substantially in conformity with the policies described above for all of the other Named Executive Officers. For 2002, Mr. Rouse was paid $456,116 in base salary and $228,550 in annual incentive compensation. Mr. Rouse was granted options to purchase 55,097 common shares and was awarded 24,771 restricted common shares with respect to 2002.

Compensation Committee

Stephen B. Siegel (Chair)

Frederick F. Buchholz
Thomas C. DeLoach, Jr.
M. Leanne Lachman

      A copy of the Compensation Committee Charter is attached to this proxy statement as Appendix 4.

      The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SHARE PRICE PERFORMANCE GRAPH

      The following table compares the cumulative total shareholder return on the common shares for the period beginning December 31, 1997 and ending December 31, 2002 with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”), the NAREIT Equity REIT Total Return Index (“NAREIT Index”) and the Russell 2000 Index (“Russell 2000”) over the same period. Total return values for the S&P 500, the NAREIT Index, the Russell 2000 and the common shares were calculated based on cumulative total return assuming the investment of $100 in the NAREIT Index, the S&P 500, the Russell 2000 and the common shares on December 31, 1997, and assuming reinvestment of dividends in all cases. The shareholder return shown on the graph below is not necessarily indicative of future performance.

Comparison of Cumulative Total Return

Liberty Property Trust Common Shares, NAREIT Equity REIT
Total Return Index, the Russell 2000 Index and S&P 500 Index

	1997	1998				1999

	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Liberty Property Trust	$100.00	$95.55	$92.38	$87.50	$92.25	$79.42	$96.96	$90.44	$100.78
NAREIT Index(1)	100.00	99.53	94.97	84.98	82.50	78.52	86.44	79.49	78.69
S&P 500	100.00	113.95	117.71	106.00	128.58	134.98	144.50	135.48	155.63
Russell 2000(2)	100.00	110.06	104.93	83.79	97.45	92.17	106.50	99.77	118.18

	2000				2001

	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Liberty Property Trust	$99.65	$110.07	$119.13	$126.22	$127.38	$136.11	$134.65	$142.91
NAREIT Index(1)	80.57	89.06	95.87	99.43	99.83	110.82	107.91	113.29
S&P 500	159.20	154.97	153.47	141.46	124.69	131.99	112.62	124.65
Russell 2000(2)	126.54	122.34	123.69	115.14	107.65	123.03	97.46	118.01

	2002

	Mar. 31	June 30	Sept. 30	Dec. 31

Liberty Property Trust	$157.22	$173.54	$156.69	$164.54
NAREIT Index(1)	122.64	128.78	117.13	117.61
S&P 500	124.99	108.25	89.55	97.10
Russell 2000(2)	122.71	112.46	88.39	93.83

(1)	The NAREIT Index (consisting of 149 real estate investment trusts with an equity market capitalization of $151.3 billion at December 31, 2002) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.

(2)	The Russell 2000 Index is a popular measure of the stock price performance of small companies. Russell Indexes are market capitalization weighted indexes. The Russell 1000 Index is comprised of the 1,000 largest U.S. stocks in terms of market capitalization. The Russell 2000 Index is comprised of the next 2,000 largest U.S. stocks in terms of market capitalization.

      The share price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSALS OF SECURITY HOLDERS

      All proposals of any shareholder of the Trust that such shareholder wishes to be presented at the 2004 Annual Meeting of Shareholders and included in the proxy statement and form of proxy prepared for that meeting must be received by the Trust at its principal executive offices no later than December 22, 2003 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in management’s proxy soliciting material for the 2004 Annual Meeting of Shareholders.

      A shareholder of the Trust may wish to have a proposal presented at the 2004 Annual Meeting of Shareholders, but not to have such proposal included in the Trust’s proxy statement and form of proxy relating to that meeting. Pursuant to Section 12(b) of the Trust’s By-laws, notice of any such proposal must be received by the Trust between February 28, 2004 and March 30, 2004. If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement.

SOLICITATION OF PROXIES

      The cost of the solicitation of proxies will be borne by the Trust. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Trust. The Trust has engaged Georgeson Shareholder Services to distribute the Trust’s shareholder materials and solicit proxies. The Trust has agreed to pay Georgeson Shareholder Services a fee of approximately $6,500 and reimburse it for all reasonable disbursements. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the shares held of record by such persons, and the Trust will reimburse them for their charges and expenses in this connection.

ANNUAL REPORT ON FORM 10-K

      The Trust will provide without charge to each person solicited by this proxy statement, at the written request of any such person, a copy of the Trust’s Annual Report on Form 10-K (including the financial statements and the schedules thereto) as filed with the Commission for its most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at the address of the Trust appearing on the Notice of Annual Meeting that accompanies this proxy statement.

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APPENDIX 1

AUDIT COMMITTEE CHARTER

Organization

      The Audit Committee of the Board of Trustees shall be comprised of at least three trustees who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Audit Committee members will be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by the SEC.

Statement of Policy

      The Audit Committee shall provide assistance to the trustees in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditors. In so doing, it is the responsibility of the audit committee to maintain free and open communication among the trustees, the independent auditors and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the trustees and shareholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

      The following is a listing of the Audit Committee’s responsibilities:

General

1.	Obtain annually the full Board of Trustees’ approval of this Charter and review and reassess this Charter as conditions dictate.

2.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting, with the Board of Trustees.

3.	Report the results of the annual audit to the Board of Trustees.

4.	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside legal, accounting or other advisors for this purpose if, in its judgment, that is appropriate.

5.	Review, consider and authorize any proposal to hire employees or former employees of the independent auditors.

6.	Monitor procedures for the receipt, retention and treatment of complaints received from employees regarding accounting, internal control or auditing matters, including the confidential and anonymous submission by employees regarding questionable accounting or auditing practices.

7.	Include a report of the Audit Committee in the proxy statement.

8.	On an annual basis, conduct a self evaluation.

Meetings and Communications

9.	Hold regularly scheduled meetings.

10.	Periodically, the Committee will meet privately with the independent auditors, with the Company’s Chief Financial Officer and with the Company’s internal auditor to discuss issues and concerns warranting Committee attention.

11.	Review the financial statements contained in the annual report to the shareholders. Discuss such annual report with management and the independent auditors, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principals and disclosure practices, and discuss other matters required to be communicated to the Committee by the auditors.

12.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

13.	Review, in general, earnings press releases, quarterly filings, and financial information and earnings guidance provided to analysts and rating agencies.

14.	Discuss policies with respect to risk assessment and risk management.

Independent Auditors

15.	The Committee shall be directly responsible for the appointment, termination, compensation and oversight of the independent auditors, including resolution of any disagreements between management and the independent auditors. The Committee will have a clear understanding with the independent auditors that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

16.	Preapprove all audit and non-audit services provided by the independent auditors, with appropriate pre-approval authority delegated to the Audit Committee Chairperson. Any decisions of the Audit Committee Chairperson will be presented to the full Audit Committee at its next regularly scheduled meeting.

17.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized. At the conclusion thereof, the results of such audit or reviews, including any audit problems or difficulties, any comments or recommendations of the independent auditors, along with management’s responses to these issues, shall be communicated to the Committee.

18.	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, such annual written communication will describe any issue that would materially affect the independent auditors’ ability to effectively provide services to the Company and render an audit opinion.

19.	On an annual basis, evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor. Periodically consider and evaluate the prudence of rotation of the independent auditor. Present conclusions to the Board of Trustees.

APPENDIX 2

GOVERNANCE GUIDELINES

Board Size and Qualification

      The Board believes that approximately nine to thirteen is an appropriate number of trustees for the Company. The Corporate Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the then current composition of the Board. This assessment includes considerations of diversity, age, public company experience and skills such as knowledge of corporate governance, an understanding of real estate, finance, marketing, technology, regulation and public policy matters and international background. The principal qualification for a trustee is the ability to act in the best interests of all the shareholders.

Mix of Inside and Outside Trustees

      The Board believes there should always be a substantial majority of independent trustees. The Board believes that, in addition to the Chief Executive Officer/ President of the Trust, it may be appropriate, from time to time, for one or more additional officers of the Trust to be members of the Board. However, no officer of the Trust — other than the Chief Executive Officer/ President — should expect to be elected to the Board by virtue of his or her position in the Trust.

Frequency of Meetings

      The Board will typically meet in person five times a year. (One meeting will generally be conducted in one of the Company’s regional offices.) Special meetings are called as necessary. It is the responsibility of the trustees to attend all of the meetings.

      The Board meeting schedule for each year is submitted to and approved by the Board in advance.

Number and Types of Committees

      A substantial portion of the analysis and work of the Board is done by standing Committees. A trustee is expected to participate actively in the meetings of each Committee to which he or she is appointed.

      The Board has established the following standing Committees: Audit, Compensation and Corporate Governance and Nominating. Each Committee has adopted a charter. Each such charter will be reviewed by the Board and thereafter will be subject to periodic review by such Committee and the Board.

      Each independent trustee is expected to serve on at least one Committee and is encouraged to serve on two Committees.

Assignment and Rotation of Committee Members and Chair Designation

      The Board, through the Corporate Governance and Nominating Committee, designates the members and chairs of the Committees, taking into account the desires and skills of individual Board members and the suggestions of the Chief Executive Officer.

      It is the sense of the Board that Committee chairpersons should generally be appointed for a three year term and should be rotated at the end of the term. The Board does not feel that such a rotation should be mandated as a policy since there may be reasons at a given time to maintain an individual trustee’s status as chair for a longer period or to shorten the period.

      The Board believes that Committee membership should be considered annually with a view to utilizing the talents of individual Board members to best serve the Trust’s needs. The Board does not feel that rotation of Committee membership should be mandated as a policy since there may be reasons at a given time to maintain an individual trustee’s Committee membership status for a longer period or to shorten the period. The learning time to become an active contributor on a particular Committee is also a factor.

Construction of Committees

      The Board has the flexibility to form a new Committee or to disband a current Committee, as it deems appropriate. The chair of each Committee reports to the full Board, whenever appropriate, with respect to those matters considered and acted upon by his or her Committee.

Assessing the Board’s Function

      The members of the Corporate Governance and Nominating Committee will be required to report annually to the Board on the Committee’s assessment of the Board’s function. This assessment should include such items as the frequency of Board and Committee meetings, and should be discussed with the full Board at the February quarterly meeting.

      The assessment should be of the Board’s contribution as a whole and specifically review the areas in which the Board and management believes a better contribution could be made. The goal of this assessment is to increase the effectiveness of the Board.

      With the goal of increasing the effectiveness of the Board and its relationship to management at such time as a member of the Board stands for re-nomination, the Corporate Governance and Nominating Committee will engage in evaluation of that member, such evaluation to include a survey of the individual views of all non-employee trustees, which are then shared with the full Board and with management.

Formal Evaluation of the Chief Executive Officer

      The outside trustees are responsible for evaluating the performance of the Chief Executive Officer. This evaluation should be conducted annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Compensation Committee. The evaluation is to be used by the Compensation Committee in determining the compensation of the Chief Executive Officer.

      The evaluation should be based on objective criteria to include the performance of the business, accomplishment of reported goals and long-term strategic objectives and the development of management.

Succession Planning

      There should be an annual report by the Chief Executive Officer on succession planning. This report will be made during one of the separate sessions of the independent directors.

Term Limits

      The Board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of trustees who have been able to develop, over a period of time, increasing insight into the Trust and its operations and, therefore, provide an increasing contribution to the Board as a whole. The Board believes that its present annual board evaluation process provides appropriate checks and balances to assure the ongoing vitality of the Board.

Trustees Who Change Their Vocation

      Individual trustees who change the primary vocation that they pursued when they were elected to the Board should inform the Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee of the change. In addition, they must volunteer, in writing, to resign from the Board.

      The Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer, will evaluate the offer to resign and make a recommendation to the Board.

Executive Sessions of the Board

      The outside trustees will meet periodically in executive session with the Chief Executive Officer. In addition, one or more executive sessions will be held annually among outside trustees only.

APPENDIX 3

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Purpose

      The purpose of the Committee is to consider and report periodically to the Board on all matters relating to the identification, selection, qualification and compensation of members of the Board and candidates nominated for election to the Board, to develop, recommend, and oversee the implementation of a set of corporate governance principles applicable to the Trust, as well as any other matters relating to the duties of the members of the Board. The Committee will act as a nominating committee with respect to candidates for Trustee.

Membership

      The Committee will consist of three or more independent Trustees designated as members of the Committee by the full Board. The quorum is one-third of the entire authorized number of members, but no fewer than two persons.

      Members of the Committee shall remain knowledgeable on governance issues and stay current in governance matters by reviewing current publications, surveys or other pertinent data dealing with corporate governance and by reference, where appropriate, to consulting firms.

      The Committee will typically meet in person four times a year.

Responsibilities

      The Committee shall have the following specific duties:

1.	Develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board. The Committee believes that approximately nine to thirteen is an appropriate number of Trustees for the Trust. The Committee reviews annually the appropriate skills and characteristics required of Board members in light of the then current composition of the Board. This assessment includes considerations of diversity, age, public company experience and skills such as knowledge of corporate governance, an understanding of real estate, finance, marketing, technology, regulation and public policy matters and international background. The principal qualification for a Trustee is the ability to act in the best interests of all the shareholders. The Board believes there should always be a substantial majority of independent Trustees.

2.	Review the qualifications of and recommend to the Board (i) those persons to be nominated for membership on the Board who shall be submitted to the shareholders for election at each Annual Meeting of Shareholders, and (ii) the nominees to be appointed by the Board to fill vacancies and newly created trusteeships.

3.	Develop a pool of potential trustee candidates for consideration in the event of a vacancy in the Board.

4.	Consider the performance of incumbent members of the Board in determining whether to recommend that they be nominated for reelection.

5.	Consider annually the performance of the Committee.

6.	Oversee the evaluation of the Board and management.

7.	Make recommendations to the Board concerning (i) the size and composition of the Board, and (ii) the size and composition of each standing committee of the Board.

8.	Recommend the number of regularly scheduled meetings of the Board.

9.	Review the compensation of the members of the Board for service as a trustee or member of any committee of the Board and make recommendations to the Board concerning the fixing of such compensation.

10.	Recommend to the Board a set of corporate governance principles applicable to the Trust (the “Governance Guidelines”).

11.	Oversee the implementation of the Governance Guidelines as amended by the Board from time to time.

12.	Retain and terminate in its sole authority any search firm to be used to identify trustee candidates and approve the search firm’s fees and other retention terms.

13.	To prepare and submit reports to the Board at least annually covering all actions taken by the Committee pursuant to this charter.

14.	To make delegations of authority and responsibilities as the Committee deems proper and periodically review such delegations.

APPENDIX 4

COMPENSATION COMMITTEE CHARTER

Purpose

      The purpose of the Committee is to discharge the Board’s responsibilities relating to compensation of the Trust’s Executive Officers, and to produce an annual report on Executive Officer compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

Membership

      The Committee will consist of three or more independent Trustees designated as members of the Committee by the full Board. The quorum is one-third of the entire authorized number of members, but no fewer than two persons.

      Members of the Committee shall be knowledgeable on compensation issues and will remain current in compensation matters by reviewing current publications, surveys or other pertinent data dealing with executive compensation and by reviewing, when appropriate, input from independent benefits and compensation consultants.

      The Committee will typically meet in person four times a year.

Responsibilities

      The Committee shall have the following specific duties:

1.	Review and approve, in consultation with all non-employee Trustees, corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, communicate to the CEO the substance of the evaluation and set the CEO’s compensation level based on this evaluation.

2.	Review with management executive officer compensation policies such as salary ranges, annual incentive programs and long term incentive programs.

3.	Approve base salaries, salary increases and other remuneration for executive officers of the Trust.

4.	Report to the Board on the reasonableness and appropriateness of the Trust’s executive compensation arrangements and the extent to which they meet their stated purpose (which, among other items, includes rewarding and creating incentives for high levels of individual and Trust performance) and effectively serve the interests of the Trust and its shareholders.

5.	Administer the Trust’s Share Incentive Plan and make recommendations to the Board with respect to incentive compensation plans and equity based plans.

6.	Prepare and approve an annual report on Executive Officer compensation for inclusion in the Trust’s proxy statement, in accordance with applicable rules and regulations.

7.	Assure that succession planning is implemented throughout the Trust.

8.	Evaluate annually the performance of the Committee.

9.	Retain and terminate in its sole authority any consulting firm to be used to assist in the evaluation of CEO or Executive Officer compensation, including approval of the consulting firm’s fees and other retention terms.

10.	Delegate authority and responsibilities as the Committee deems proper and periodically review such delegations.

11.	Prepare and submit reports to the Board at least annually covering all actions taken by the Compensation Committee pursuant to this Charter.

Appendix A

PROXY

LIBERTY PROPERTY TRUST

65 Valley Stream Parkway
Malvern, Pennsylvania 19355

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of LIBERTY PROPERTY TRUST (the “Trust”) hereby appoints William P. Hankowsky and Joseph P. Denny, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of beneficial interest of the Trust which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of the Trust to be held on Thursday, May 29, 2003, at 11:00 a.m., local time, at The Westin Philadelphia, 99 South 17th Street, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side.

     The Board of Trustees recommends a vote “FOR” all of the nominees of the Board of Trustees in the election of trustees.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/X/ Please mark votes as in this example.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” all of the nominees of the Board of Trustees in the election of trustees. This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

1. Election of three Class III trustees to hold office until 2006.

Nominees:	(01)William P. Hankowsky, (02)David L. Lingerfelt and (03) John A. Miller

FOR	WITHHELD
/ /	/ /

/ /

FOR ALL NOMINEES, EXCEPT AS NOTED ABOVE.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	/ /

The undersigned hereby acknowledges receipt of the notice of annual meeting, the proxy statement furnished in connection therewith and the annual report to shareholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

NOTE: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

Signature:__________________Date:________Signature:__________________Date:________